Exhibit 99.1

[AVANIR LOGO]

NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact:	At Avanir Pharmaceuticals:
Patrice Saxon, Investor Relations 858-622-5202 psaxon@avanir.com

AVANIR ACQUIRES ADDITIONAL RIGHTS TO NEURODEX™ TECHNOLOGY

San Diego, March 9, 2005 – Avanir Pharmaceuticals (AMEX: AVN) today announced that, through a wholly owned subsidiary, it has acquired from IriSys, Inc. additional rights to Neurodex™, Avanir’s late-stage drug candidate for the treatment of multiple central nervous system disorders, which was sublicensed from IriSys in 2000. As a result, Avanir through its subsidiary holds the exclusive worldwide marketing rights to Neurodex for five indications under a royalty-bearing license with the owner of the underlying technology, The Center for Neurologic Study. Going forward, Avanir will be obligated to pay The Center for Neurologic Study milestones, a patent royalty on product sales, and a share of revenues received if Avanir sublicenses Neurodex to a third party. Avanir will have no future financial obligation to IriSys.

IriSys was paid $1,925,000 in cash and received 2,000,000 shares of Avanir Class A common stock in the transaction. The value of the transaction will be recorded in the Company’s financial statements as the sum of the cash paid and the fair market value of the common stock transferred to IriSys. The shares of common stock will be registered for resale, but will be subject to certain resale limitations under applicable law. The transaction eliminates the following payments that would have been due to IriSys: milestone payments, royalties in the mid-single digits payable on sales of Neurodex by Avanir, and a share of any future royalties that Avanir may have received from potential licensees. Other than future payment obligations to The Center for Neurologic Study, Avanir and its subsidiary did not assume any liabilities of IriSys.

“With the positive results of our pivotal Phase III clinical trials in pseudobulbar affect and Neurodex’s potential in the treatment of diabetic neuropathic pain, the Board believed it appropriate to retain a greater share of the economics of Neurodex,” stated James B. Glavin, Avanir‘s Chairman of the Board. “The terms of the transaction were negotiated and approved by our Corporate Governance Committee, comprised solely of independent directors. Standard & Poor’s Corporate Value Consulting group reviewed the transaction and provided a favorable opinion as to the fairness of the transaction to Avanir and its shareholders from a financial point of view.”

- more -

In August of 2000, Avanir sublicensed Neurodex from IriSys, a company co-founded in 1996 by Gerald J. Yakatan, Ph.D., Avanir’s president and chief executive officer, and Gina Stack. In 1997, IriSys licensed the worldwide rights from The Center for Neurologic Study to develop and distribute Neurodex. Avanir had previously disclosed an obligation to pay IriSys milestone payments related to the clinical development and regulatory approval of Neurodex in the treatment of pseudobulbar affect. The sublicense also included an obligation to pay IriSys a royalty based on annual net sales if Avanir markets the product itself and a requirement that IriSys and Avanir share equally in any royalties received from a third party. To date, Avanir has not made any payments to IriSys under the sublicense.

Avanir is currently developing Neurodex for the treatment of two clinical indications, pseudobulbar affect and diabetic neuropathic pain. Avanir has completed Phase III clinical testing of Neurodex for the treatment of pseudobulbar affect, and began submission of a new drug application (NDA) to the U.S. Food and Drug Administration (FDA) in December 2004. The submission is being done on a “rolling” basis, which allows Avanir to submit the NDA in modules, which can then be evaluated by the FDA as they are submitted. If approved, Neurodex would be the first drug indicated to treat pseudobulbar affect. In a market survey commissioned by Avanir, IMS Health estimated the potential market for drugs that treat pseudobulbar affect to be approximately $500 million in 2006, the year in which Neurodex may enter the market if approved by the FDA. Beginning in mid-2005, Avanir also intends to conduct a Phase III clinical trial for the treatment of diabetic neuropathic pain under a special protocol assessment from the FDA.

Avanir Pharmaceuticals is a drug discovery and development company focused on treatments for chronic diseases. Our product candidates address therapeutic markets that include central nervous system and cardiovascular disorders, inflammation, and infectious disease. The Company’s first commercialized product, Abreva®, is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com.

###

Statements in this press release that are not historical facts, including statements that are preceded by, followed by, or that include such words as “estimate,” “anticipate,” “believe,” “plan” or “expect” or similar statements, are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by such statements. There can be no assurance that Avanir will complete its submission of a new drug application for Neurodex™ in the anticipated time period, that the application, when and if filed, will be accepted by the FDA, that Neurodex will receive regulatory approval, or that even if such regulatory approval is received, that Avanir will be able to market Neurodex successfully. Risks and uncertainties also include the risks set forth in Avanir‘s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Copies of this information are available from Avanir upon request. Avanir disclaims any intent or obligation to update these forward-looking statements.